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                                                                  EXHIBIT 99.1

              CV Therapeutics Completes $12.9 Million Financing

     PALO ALTO, Calif., Oct. 7 /PRNewswire/ -- CV Therapeutics, Inc. (Nasdaq:
CVTX] today announced the closing of a $12.9 million private placement of approximately 1.4 million shares of common stock at $9.25 per share with Biotech Target S.A., an affiliate of BB Biotech AG of Switzerland.

     BB Biotech is a new investor, and will hold approximately 16.6 percent of the 8.4 million outstanding common shares after the private placement. CVT will use the net proceeds of the private placement to advance its clinical development programs in cardiovascular disease

     "Completion of this financing is an important achievement for CVT," said Louis Lange, M.D., Ph.D., chairman and chief executive officer. "The additional funds raised will enable our Company to continue to pursue our active development programs in small molecule cardiovascular drugs."

     "CVT has demonstrated the ability to develop a group of high-potential small molecule compounds in cardiovascular disease, a major worldwide health concern," said Andreas Bremer, Ph.D., Fund Manager of BB Biotech. "We are pleased to be investing in the further advancement of these promising compounds."

     In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Reference is made in particular to uncertainties regarding the Company's early stage of development and clinical trials and dependence on collaborative and licensing arrangements. These factors are more fully discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996.

     CV Therapeutics, headquartered in Palo Alto, CA, is a biopharmaceutical company focused exclusively on the application of molecular cardiology to the discovery, development, and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

SOURCE CV Therapeutics, Inc.
     -0-                      10/07/97

/CONTACT: Kathleen Stafford, Chief Financial Officer, 650-812-9507, or Michael Sterns, DVM, Exec. Director of Business Devel., 650-812-9518, or Catherine Ferandin, Investor Relations Associate, 650-812-9532, all of CV Therapeutics, Inc./
(CVTX)